Exhibit 3.5

CERTIFICATE OF LIMITED PARTNERSHIP

OF

INERGY HOLDINGS, L.P.

This Certificate of Limited Partnership, dated April 28, 2005, has been duly executed and is filed pursuant to Section 17-201 of the Delaware Revised Uniform Limited Partnership Act (the “Act”) to form a limited partnership under the Act.

1. Name. The name of the limited partnership is “Inergy Holdings, L.P.”

2. Registered Office; Registered Agent. The address of the registered office required to be maintained by Section 17-104 of the Act is:

2711 Centerville Road, Suite 400

Wilmington, Delaware 19808

The name and the address of the registered agent for service of process required to be maintained by Section 17-104 of the Act are:

Corporation Service Company

2711 Centerville Road, Suite 400

Wilmington, Delaware 19808

3. General Partner. The name and the business, residence or mailing address of the general partner are:

Inergy Holdings GP, LLC

Two Brush Creek Boulevard, Suite 200

Kansas City, Missouri 64112

4. Certificate of Conversion. This Certificate of Limited Partnership is filed with the Delaware Secretary of State in conjunction with the filing of the Certificate of Conversion from a limited liability company to a limited partnership pursuant to Section 17-217.

EXECUTED as of the date written first above.

INERGY HOLDINGS, L.P.

By:	Inergy Holdings GP, LLC,
its General Partner

By:	/s/ Laura L. Ozenberger
Laura L. Ozenberger
Vice President, Secretary, and
General Counsel